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Pro-Forma Financial Statements of Geo Point Resources, Inc.

Pro-Forma Condensed Combined Balance Sheet as of September 30, 2017	F-2

Pro-Forma Condensed Combined Statement of Operations for the Six Months ended September 30, 2017	F-3

Notes to unaudited Pro-Forma Condensed Combined Financial Statements	F-4

GEO POINT RESOURCES, INC.
PRO-FORMA COMBINED BALANCE SHEET
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2017
(Unaudited)

	GEO POINT RESOURCES, INC.	TORTEC GROUP	Adjustments		Pro-Forma Combined
ASSETS
Current Assets
Cash	$ 11,444	$ 470,000	$ -		$ 481,444
Note receivable, net of allowance	-	-	-		-
Total Current Assets	11,444	470,000	-		481,444

Furniture and equipment, net of accumulated depreciation	54,905	-	-		54,905
Note receivable, net of allowance	-	-	-		-
Other assets	1,000	-	-		1,000
Total Assets	$ 67,349	$ 470,000	$ -		$ 537,349

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued liabilities	$ 11,702	$ -	$ -		$ 11,702
Short term advances	40,000	-			40,000
Total Current Liabilities	51,702	-	-		51,702

Commitments and contingencies

Preferred Stock - $0.001 par value; 10,000,000 shares authorized	-	-	-		-

Common stock - $0.001 par value; 100,000,000 shares authorized and 10,000,000 issued and outstanding; on a pro-forma basis – 100,000,000 shares authorized, 100,000,000 issued and outstanding	10,000	10,000	90,000	A	100,000
			(10,000)	B
Additional paid-in capital	843,434	1,601,500	5,119,275	A	5,962,709
			(1,601,500)	B
Subscriptions receivable	-	(50,000)	-		(50,000)
Accumulated deficit	(837,787)	(1,091,500)	(4,689,275)	A	(5,527,062)
			1,091,500	B
Total Shareholders' Deficit	15,647	470,000	-		485,647
Total Liabilities and Shareholders' Deficit	$ 67,349	$ 470,000	$ -		$ 537,349

A.  Under the terms of the acquisition agreement, a total of 90,000,000 shares of the Company’s common stock were issued to the TORtec shareholders as consideration. The entry is to record the par value of the shares and fair market value of those shares within additional paid-in capital and accumulated deficit.

B. Adjustment is to remove the historical common stock, additional paid-in capital and accumulated deficit of TORtec. The net difference relates to the $520,000 received in assets.

See accompanying notes.

GEO POINT RESOURCES, INC.
PRO-FORMA COMBINED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2017
(Unaudited)

	GEO POINT RESOURCES, INC.	TORTEC GROUP	Adjustments		Pro-Forma Combined

Sales	$ 15,223	$ -	$ -		$ 15,223
Sales – Related Party	6,890	-	-		6,890
Total Sales	22,113	-	-		22,113

Operating Expenses:
Cost of sales	2,643	-	-		2,643
General and administrative (including stock based compensation of $14,455 and $1,091,500, respectively)	92,581	1,091,500	-		1,184,081
Total Operating Expenses	95,224	1,091,500	-		1,186,724

Operating Loss	(73,111)	(1,091,500)	-		(1,164,611)

Other Income (Expense):
Gain on extinguishment of liabilities	16,070	-	-		16,070
Interest expense	(26,682)	-	-		(26,682)
Total other income (expense)	(10,612)	-	-		(10,612)

Net Loss	$ (83,723)	$ (1,091,500)	$ -		$ (1,175,223)

Net Loss Per Share:
Basic and diluted	$ (0.04)	$ -			$ (0.01)

Weighted Average Number of Common Shares:
Basic and diluted	2,254,644	-	90,000,000	A	92,254,644

A. Under the terms of the acquisition agreement, a total of 90,000,000 shares of the Company’s common stock were issued to the TORtec shareholders as consideration.

See accompanying notes.

GEO POINT RESOURCES, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

On November 22, 2017, Geo Point Resources, Inc. (the "Company") entered into a Share Exchange Agreement (the “Agreement”), the transaction closed on December 4, 2017, with TORtec Group, a Wyoming corporation (“TORtec”) and all of the shareholders of TORtec, pursuant to which the Company acquired 100% of the issued and outstanding shares of common stock of TORtec. Under the terms of the Agreement, a total of 90,000,000 shares of the Company’s common stock were issued to the TORtec shareholders as consideration in exchange for all 10,000,000 issued and outstanding shares of TORtec common stock being transferred to the Company, making TORtec a wholly-owned subsidiary of the Company.  As a result, the TORtec shareholders collectively own ninety percent (90.0%) of our issued and outstanding shares of our common stock immediately following the acquisition.

At the date of acquisition, TORtec's assets and liabilities were recorded at their fair market value, which was consistent with the carrying value of those assets. The consideration in excess of the net assets was expensed as an additional cost of the acquisition.. At the time of acquisition, TORtec had recently been incorporated on September 8, 2017 and didn't have significant operations for which would constitute a business. Thus, the Company treated the transaction similar to an asset purchase with no goodwill being recorded in connection with the transaction. In addition,, the historical financials will represent those of the Company's and the operations of TORtec will be included from December 4, 2017 forward. No goodwill was recorded in connection with the transactions. In addition, pro-forma financial statements haven't been provided due to the limited operations of TORtec. The Company acquired TORtec to expand its operations and felt it was a good compliment to the entering services currently provided.

The accompanying pro forma financial information should be read in conjunction with the historical consolidated financial statements and related notes in the Company’s Annual Report on Form 10-K for the year ended March 31, 2017 and the Quarterly Report on Form 10-Q for the six month period ended September 30, 2017. The unaudited pro forma combined condensed statements of operations are not necessarily indicative of what the actual results of operations would have been had such transactions taken place at the beginning of the respective periods.

We are providing this information to aid you in your analysis of the financial aspects of the acquisition. The unaudited pro forma condensed combined financial statements described above should be read in conjunction with the historical financial statements of the Company and TORTec and the related notes thereto.

The unaudited pro forma combined condensed balance sheet was prepared assuming the transaction closed on September 30, 2017. The unaudited pro forma combined condensed statements of operations were prepared as if the acquisition had taken place at the beginning of the respective periods for the six months ended September 30, 2017.

The columns captioned “GEO POINT RESOURCES, INC.” represents the balance sheet of the Company as of September 30, 2017 and the related statement of operations for the six months ended September 30, 2017. The columns captioned “TORTEC GROUP” represent the balance sheet of TORTec Group as of September 30, 2017 and the related statements of operations for the period from September 8, 2017 to September 30, 2017.

The explanation of adjustments to the pro-forma financial statements is located on the pertaining financial statements.